EXHIBIT 10.3
                                                                    ------------

                           RESTRICTED STOCK AGREEMENT

     The Compensation Committee (the "Committee") of the Board of Directors of Chattem, Inc. ("Chattem") has selected as the recipient ("Recipient") of the following described shares of restricted common stock (the "Restricted Shares") in accordance with the following terms:

Administration:           The Compensation Committee of the Board of Directors
                          of Chattem will administer the grant of Restricted
                          Shares.

Shares Subject to Grant:  Chattem hereby awards the Recipient __________
                          Restricted Shares. Chattem shall instruct its transfer agent to deliver certificates to the Recipient representing the Restricted Shares as soon as reasonably practicable. The certificate representing the Restricted Shares shall include an appropriate legend concerning the restrictions upon such Restricted Shares.

Restrictions:             The Restricted Shares shall be owned free of
                          restrictions with respect to _________ of the Restricted Shares on the first anniversary of this Agreement and an additional __________ of such Restricted Shares shall be owned free of restrictions, on a cumulative basis, on each of the three (3) succeeding anniversaries of this Agreement so that four (4) years from the date of this Agreement all ___________ of such Restricted Shares shall be owned free of restrictions.

Transferability:          The restricted portion of the Restricted Shares are
                          not transferable.

Termination of            If prior to lapse of restrictions the Recipient's
Employment:               employment has terminated for any reason other than
                          death, Retirement, Disability or a Change in Control, then the portion of the Restricted Shares that remain subject to restrictions shall automatically be forfeited to Chattem.

Death, Disability or      Upon the death, Disability or Retirement of the
Change in Control:        Recipient or a Change in Control, all of the
                          Restricted Shares shall immediately be owned free of restrictions.

Taxes: The Recipient currently intends to make a "Section 83(b) election" under the Internal Revenue Code with respect to the Restricted Shares, immediately triggering the payment of ordinary income tax with respect to the fair market value of the Restricted Shares on the date hereof. Chattem shall reimburse the Recipient on a "grossed up" basis for the payment of federal income or any other tax resulting from Recipient's making the Section 83(b) election or receipt of the Restricted Shares.

Plan: The Restricted Shares shall be issued under Chattem's 2005 Stock Incentive Plan (the "Plan"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Section 16: It is intended that the Restricted Shares be granted in compliance with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

     This Restricted Stock Agreement is dated to be effective this __th day of ________, 200_.



                                              Chattem, Inc.


                                              By: ______________________________
                                                  For the Compensation Committee



                                              Recipient:


                                              __________________________________













                                        2